Exhibit 99.1

     Educational Development Corporation Reports Record 2nd Quarter Sales

    TULSA, Okla., Sept. 25 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today record sales for the three months ended August 31, 2003. Net sales for the 2nd quarter ended August 31, 2003 increased 16% to $6,513,600 when compared with the 2nd quarter last year. Net earnings for the 2nd quarter this year increased 18% to $534,400 when compared with last year. The Company announced net earnings increased 12% to $1,120,300 and net sales increased 15% to $13,438,400 for the current six month period when compared with the same six month period a year ago.
    The Home Business Division posted a 31% increase in retail sales for the 2nd quarter of the current year. This division has recorded 38 consecutive months of increased sales. Recruiting of new sales associates was up 41% for the 2nd quarter of the current year.
    The Publishing Division recorded a 3% decline in net sales for the 2nd quarter of the current year when compared with the same quarter last year, coinciding with a nationwide sales slump in the retail book market.
    The Company has experienced significant sales growth and expects that this trend will continue. As a result of this sales growth, the Company announces that it has contracted to add 20,000 square feet of warehouse space to its Tulsa facility. This will bring the total square footage in the Tulsa facility to 100,400. The Company plans to pay for this addition through normal cash flows.
    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

                            Three Months Ended          Six Months Ended
                                August 31,                 August 31,
                            2003          2002         2003         2002

    Net Sales            $6,513,600   $5,602,100  $13,438,400   $11,734,400

    Earnings Before
     Income Taxes          $861,400     $729,700   $1,799,800    $1,613,000

    Income Taxes            327,000      275,700      679,500       611,300

    Net Earnings           $534,400     $454,000   $1,120,300    $1,001,700

    Earnings Per Share:
      Basic                   $0.14        $0.12        $0.29         $0.26
      Diluted                 $0.12        $0.11        $0.26         $0.24

    Weighted Average Shares:
      Basic               3,946,866    3,834,772    3,913,235     3,836,324
      Diluted             4,301,033    4,144,683    4,277,027     4,150,941

SOURCE  Educational Development Corporation
    -0-                             09/25/2003
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM MLM
SU: